Exhibit 4.71

Voting Trust Agreement

This Voting Trust Agreement (the “Agreement”) is entered into on July 26, 2019 by and among the following Parties in Shenzhen, People’s Republic of China (the “PRC”):

Party A:	Gu Dejun, Identification No.: [ ];

Yang Qihu, Identification No.: [             ]

(collectively the “Trustor”)

Party B:	Simo Music (Beijing) Co., Ltd. (the “Trustee”)
Registered Address:	1st Floor, Building 195, No.1 District, Xijiao Beiwa Road, Haidian District, Beijing;
Legal Representative:	Wang Lei

Party C:	Lianhe Wenyu (Shenzhen) Co., Ltd.
Registered Address:	Room 201, Building A, No.1 Qianwan First Road, Qianhai Shenzhen-Hongkong Cooperation Zone, Shenzhen (premise of Shenzhen Qianhai Commerce Secretariat Co., Ltd.)
Legal Representative:	Wang Lei

In this Agreement, each party shall be referred to as a “Party” respectively or as the “Parties” collectively.

Whereas:

1.	Party C is a limited liability company established under the laws of the PRC and Party A collectively hold 100% equity interests of Party C.

2.	Party A agrees to grant Party B to exercise their shareholders rights with respect to the equity interest held by Party A in Party C.

The Parties agree as follows through friendly negotiation:

1.	Voting Rights Entrustment

1.1	The Trustors hereby irrevocably undertake to entrust the Trustee to fully exercise the following rights entitled to the Trustors respevtively as the shareholders of Party C (the “Entrusted Rights”):

1.1.1	convening or attending shareholders’ meetings of Party C as the proxy of the Trustors;

1.1.2

exercising the voting rights on behalf of the each of shareholders of Party C in respect of all matters subject to discussion and resolution at the shareholders’ meetings (including but not limited to the appointment and election of directors, manager, chief financial officer and other senior management members who should be appointed by the shareholders);

1.1.3	proposing to convene an interim shareholders’ meeting;

1.1.4	signing the minutes, resolutions of the shareholders' meeting to be signed by the Trustors as the shareholders of Party C or other legal documents;

1.1.5	instructing Party C’s directors, legal representative etc. to act according to the Trustee’s instructions;

1.1.6	conducting company registration and alteration registration with the industrial and commercial administration department or other company registration authorities;

1.1.7	deciding to transfer or otherwise dispose of the equity of Party C held by each shareholders of Party C;

1.1.8

receiving dividends in respect of the sale, transfer, pledge or disposal of all or part of the equity interests of Party C or being entitled with the right to receiving any distribution after liquidation of Party C;

1.1.9	any voting rights vested in shareholders as required by laws; and

1.1.10	other voting rights vested in shareholders under the articles of association of Party C (including any other voting rights of shareholders conferred after the amendment of the Article of Association).

1.2

The Trustee shall perform the entrusted obligations lawfully with diligence and duty of care within the authorization scope provided in this Agreement. The Trustors shall accept and assume relevant liabilities for any legal consequences arising out of the exercise of the Entrusted Rights.

1.3

The Trustors hereby acknowledge that the Trustee is not required to solicit the opinions of the Trustors before exercising the Entrusted Rights. Nevertheless, the Trustee shall immediately notify Trustors after any resolution or proposal for convening an interim shareholder meeting is made.

1.4

The Trustors hereby acknowledges that the Trustee has the right to appoint any entity or person to exercise the Entrusted Rights under Article 1.1 of this Agreement without the consent of the Trustors.

2.	Information Right

2.1

For the purpose of exercising the Entrusted Rights under this Agreement, the Trustee shall have the right to know the information of the operation, businesses, clients, financial affairs, employees of Party C (including but not limited to finance, business, operation related books, statements, contracts, internal communication of Party C, meeting minutes of the shareholders’ meeting and broad of directors and other documents) and have access to relevant materials, and Party C shall provide sufficient cooperation in this regard.

3.	Exercise of Entrusted Rights

3.1

The Trustors shall provide sufficient assistance to the Trustee for its exercise of the Entrusted Rights, including prompt execution of the resolutions of the shareholders’ meeting made by the Trustee or other relevant legal documents when necessary (e.g., to satisfy the document submission requirements for the approval of, registration or filing with governmental authorities).

3.2

If at any time within the term of this Agreement, the entrustment or exercise of the Entrusted Rights hereunder is unenforceable for any reason (except for the default by the Trustors or Party C), the Parties shall immediately seek the alternative plan which is most similar to the unenforceable provision and, if necessary, enter into supplementary agreement to amend or adjust the provisions herein, so as to ensure the fulfilment of the purposes hereof.

4.	Exemption and Indemnification

4.1

The Parties acknowledge that if any entity/individual designated by the Trustee exercises its Entrusted Rights under this Agreement, the Trustee shall not be liable to or be required to compensate financially any other party or any third party for exercising the Entrusted Rights by such entity/individual designated by the Trustee.

4.2

Party C agrees to hold the Trustee harmless and compensate the Trustee for all losses suffered or likely to suffered in connection with designating the Trustee to exercise the Entrusted Rights, including but not limited to, any loss resulting from any litigation, demand, arbitration or claim initiated by any third party, and any loss resulting from administrative investigation or penalty by governmental authorities. Nevertheless, losses suffered as a result of the intentional misconduct or gross negligence of the Trustee shall not be indemnified.

5.	Representations and Warranties

5.1	The Trustors represent and warrant that:

5.1.1	The Trustors are PRC citizens with full capacity, have full and independent legal status and is an independently legal subject of litigation.

5.1.2

Each of them has full power and authority to execute and deliver this Agreement and all the other documents to be entered into by them which are related to the transaction contemplated hereunder, as well as to consummate the transaction hereunder.

5.1.3

This Agreement shall be duly and lawfully executed and delivered by the Trustors and shall constitute their legal, valid obligations, and shall be enforceable against them in accordance with the provisions hereof.

5.1.4

Each of them is a legitimate shareholder of Party C recorded in the register of members at the time when this Agreement came into effect and the Entrusted Rights are not subject to any third party encumbrance, other than the encumbrance created under this Agreement as well as the Loan Agreement entered by the Trustors and the Trustee, the Exclusive Option Agreement and the Equity Interest Pledge Agreement concluded by and among the Trustors, the Trustee and Party C. In accordance with this Agreement, the Trustee may completely and fully exercise the Entrusted Rights according to the articles of association of the Company then in effect.

5.2	The Trustors and Party C severally represent and warrant as follows:

5.2.1

Party C is a limited liability company duly registered and legally existing under the laws of PRC and has independent legal personality. Party C has complete and independent legal status and legal capacity to execute, deliver and perform this Agreement, and is an independently legal subject of litigation.

5.2.2

Party C has complete power and authorization to execute and deliver this Agreement and all other documents that it will execute in relation to the transaction contemplated hereunder, and each of them has full power and authorization to complete the transaction contemplated hereunder.

5.2.3

The execution and performance of this Agreement by the Trustors or Party C do not be violate any PRC laws and regulations, court judgment or arbitral award, decision, approval, license, or any other agreement in which it is party and is binding on the equity or other assets of Party C held by the Trustors.

5.2.4

There is no litigation, arbitration or other judicial proceeding that has occurred and is pending that will affect the performance of the Trustors or Party C under this Agreement, and to the best of its knowledge, there is no threat to take such action.

6.	Term of Agreement

6.1

This Agreement shall take effect as of the date upon execution and shall be valid for the duration the Trustors as shareholders of Party C, unless all the Parties agree in writing on early termination or this Agreement is terminated pursuant to Article 9.1 hereunder.

6.2

If any of the Trustors transfers all equity interests it holds in Party C upon prior consent of the Trustee, such Party shall cease to act as a party of this Agreement, but the rights and undertakings of the other Parties shall not be adversely affected thereby.

7.	Confidentiality

7.1

The Parties acknowledge and confirm that the terms of this Agreement and any oral or written information exchanged among the Parties in connection with the preparation and performance of this Agreement are regarded as confidential information. Each Party shall keep all such confidential information confidential, and shall not, without prior written consent of the other Party, disclose any confidential information to any third parties, except for information: (a) that is or will be available to the public (other than through the unauthorized disclosure to the public by the Party receiving confidential information); (b) that is required to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) that is disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to the terms set forth in this Article. Disclosure of any confidential information by the employees or entities engaged by any Party shall be deemed as disclosure of such confidential information by such Party, which Party shall be held liable for breach of contract. This article survives the termination of this Agreement regardless of any reason.

8.	Notices

8.1

All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail, postage prepaid, by a commercial courier service or by facsimile transmission to the designated address of such party as listed below. A confirmation copy of each notice shall also be sent by E-mail. The dates on which notices shall be deemed to have been effectively delivered shall be determined as follows:

8.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be the date of receipt or rejection at the address set as the notice.

8.1.2	Notices given by facsimile transmission shall be deemed effectively delivered on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

8.2	For the purpose of notification, the addresses of the Parties are as follows:

Party A/B:

Address:	5th Floor (Gate C7), South District, National Convention Center, No.7, Tianchen East Road, Chaoyang District, Beijing
Attention:	Legal Management Department-Investment and M&A Legal
E-mail:	[ ]

Party C:

Address:	Room 2606, Building 2, Huamao Center, No.79 Jianguo Road, Chaoyang District, Beijing
Attention:	Kang Sihan
E-mail:	[ ]

8.3	Each Party may at any time change its address for notices by delivering a notice to the other Party in accordance with this Article.

9.	Default Liability

9.1

The Parties agree and acknowledge that if any Party substantially breaches any provision hereunder, or fails to substantially perform or delays in performing any obligations hereunder, such breach, failure or delay shall constitute a default hereunder and that in such event, the non-defaulting Party/Parties shall have the right to demand the defaulting party to cure such default or take remedial measures within a reasonable time. If the defaulting party fails to cure such default or take remedial measures with such reasonable time or within ten (10) days of the non-defaulting party notifying the defaulting party in writing and requesting it to cure such default, if the defaulting party is the Trustors or Party C, the Trustee may elect, in its discretion, to do the following: (1) to terminate this Agreement and claim the defaulting party to indemnify the damages; or (2) to request the defaulting party continuing fulfill its obligations under this Agreement and indemnify the damages. If the defaulting party is the Trustee, the Trustors shall have the right to request the defaulting party continuing fulfill its obligations under this Agreement and indemnify the damages.

10.	Governing Law and Disputes Resolution

10.1	The execution, effectiveness, interpretation, performance, amendment and termination of this Agreement and the resolution of any disputes hereunder shall be governed by the PRC laws.

10.2

Any disputes arising in connection with the implementation and performance of this Agreement shall be settled through friendly consultations among the Parties, and where such disputes are still unsolved within thirty (30) days upon issuance of the written notice by one Party to the other Party for consultations, such disputes shall be submitted by either Party to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The arbitration shall take place in Shenzhen and the arbitration language shall be Chinese. The arbitration award shall be final and binding upon all the Parties.

10.3

Upon the occurrence of any disputes arising from the interpretation and performance of this Agreement or during the pending arbitration of any disputes, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations hereunder.

11.	Severability

11.1

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall negotiate in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

12.	Miscellaneous

12.1	The Parties may amend, supplement or change this Agreement in writing and shall come in to force upon being signed and sealed by the Parties.

12.2	This Agreement is written in Chinese in four (4) originals, with each of the Trustors, the Trustee and Party C holding one copy with the same legal effect.

12.3

This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations and agreements between the Parties with respect to the subject matter hereof.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Voting Trust Agreement as of the date first above written.

Party A:

By:/s/ Gu Dejun

Name: Gu Dejun

By: /s/ Yang Qihu

Name: Yang Qihu

IN WITNESS WHEREOF, the Parties hereto have executed this Voting Trust Agreement as of the date first above written.

Party B: Simo Music (Beijing) Co., Ltd.

/s/ Seal of Simo Music (Beijing) Co., Ltd.

IN WITNESS WHEREOF, the Parties hereto have executed this Voting Trust Agreement as of the date first above written.

Party C: Lianhe Wenyu (Shenzhen) Co., Ltd.

/s/ Seal of Lianhe Wenyu (Shenzhen) Co., Ltd.